CERTIFICATE OF AMENDMENT OF
                     CERTIFICATE OF INCORPORATION
                  OF MAYFORD ACQUISITION CORPORATION
     MAYFORD ACQUISITION CORPORATION (the "Corporation"), a corporation organized under the General Corporation Law of the State of Delaware, does hereby certify:

     The amendments to the Corporation's Certificate of Incorporation set forth in the following resolutions were approved by the unanimous consent of the Corporation's Board of Directors and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

     "RESOLVED, that the Board of Directors hereby declares advisable and recommends to the shareholders the amendment to ARTICLE ONE of the Certificate of the Incorporation of the Corporation set forth in this resolution to be submitted to the shareholders of the Corporation, such ARTICLE ONE amended in its entirety as follows:

                         "ARTICLE ONE
                             NAME

     The name of the Corporation is CCM Manufacturing Technologies,
Inc."

     RESOLVED, that the Board of Directors hereby declares advisable and recommends to the shareholders the amendment to ARTICLE FOUR of the Certificate of the Incorporation of the Corporation set forth in this resolution to be submitted to the shareholders of the Corporation, such ARTICLE FOUR amended in its entirety as follows:

                         "ARTICLE FOUR
                             SHARES

     The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000, $.0001 par value per share. Of such shares 60,000,000 shares of Class A common stock, $.0001 par value per share, 10,000,000 shares of Class B common stock, $.0001 par value per share, and 30,000,000 shares of preferred stock, $.0001 par value per share.

     Class A common stock and Class B common stock shall have identical rights, except that the Class B common stock shall have no voting rights except as otherwise required by law. Class B common stock shall automatically be converted into Class A common stock on a share for share basis upon the occurrence of the closing of a sale of Class A common stock by the Corporation pursuant to an effective registration under the Securities Act of 1933, as amended, or its successor statute.

               The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

          A. The number of shares constituting that series and the distinctive designation of that series;

          B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

          C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          H. Any other relative rights, preferences and limitations of that series."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this __ day of _____, 2000.


                         MAYFORD ACQUISITION CORPORATION


                         BY:___________________________________
                                   Jaime J. Munoz
                                   President

Attest:

________________________
Gustavo Cardenas
Secretary